Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated July 1, 2021)	Registration No. 333-257423

PURECYCLE TECHNOLOGIES, INC.

18,177,703 Shares

Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 1, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on October 4, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of 5,936,625 shares of our common stock, par value $0.001 per share (“Common Stock”), that may be issued upon exercise of the Company Warrants (as defined in the Prospectus).

The Prospectus and prospectus supplement also relate to the offer and sale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 12,241,078 shares of Common Stock, which includes (i) 8,903,842 shares of Common Stock that may be issued upon conversion of the Convertible Notes (as defined in the Prospectus) currently outstanding as of the most recent interest payment date, (ii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 and (iii) up to 2,385,876 shares of Common Stock held by certain initial stockholders named therein (including the shares of our Common Stock that may be issued upon conversion of the Company Warrants held by such initial stockholders).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, warrants and units are listed on The Nasdaq Capital Market under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively. On October 1, 2021, the closing price of our Common Stock was $12.79 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 4, 2021.

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2021

PureCycle Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40234	86-2293091
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5950 Hazeltine National Drive, Suite 650, Orlando, Florida	32822
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 648-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

After conducting necessary laboratory testing and reviewing results with our consultants over a number of months, PureCycle Technologies, Inc. (the "Company") filed for a FDA Letter of No Objection ("LNO") on September 10, 2021, for conditions of use use A – H. The U.S. Food and Drug Administration (“FDA”) confirmed receipt of the submission on September 13, 2021. The LNO submission also defines the feedstock sources for the Company’s planned commercial recycling process to include curbside post-consumer recycled and food grade post-industrial recycled feedstocks. While PureCycle has reviewed the LNO approach with the FDA, it is possible that the FDA may not agree with our findings and/or take longer to review our request than is customary for these types of submissions.

Forward-Looking Statements

This contains forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of PCT. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of PCT and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in "Risk Factors," those discussed and identified in public filings made with the Securities and Exchange Commission (the "SEC") by PCT and the following: PCT’s ability to meet, and to continue to meet, applicable regulatory requirements for the use of PCT’s UPRP in food grade applications (both in the United States and abroad); PCT’s ability to comply on an ongoing basis with the numerous regulatory requirements applicable to the UPRP and PCT’s facilities (both in the United States and abroad); expectations and changes regarding PCT’s strategies and future financial performance, including its future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives; PCT’s ability to scale and build the Ironton, Ohio plant in a timely and cost-effective manner; PCT’s ability to build its first U.S. cluster facility, located in Augusta, Georgia (the “Augusta Facility”), in a timely and cost-effective manner; PCT’s ability to maintain exclusivity under the P&G license (as described below); the implementation, market acceptance and success of PCT’s business model and growth strategy; the success or profitability of PCT’s offtake arrangements; the ability to source feedstock with a high polypropylene content; PCT’s future capital requirements and sources and uses of cash; PCT’s ability to obtain funding for its operations and future growth; developments and projections relating to PCT’s competitors and industry; the outcome of any legal proceedings to which PCT is, or may become a party, including recently filed securities class action cases; the ability to recognize the anticipated benefits of the business combination; unexpected costs related to the business combination; geopolitical risk and changes in applicable laws or regulations; the possibility that PCT may be adversely affected by other economic, business, and/or competitive factors; operational risk; and the risk that the COVID-19 pandemic, including any variants and the efficacy and distribution of vaccines, and local, state, federal and international responses to addressing the pandemic may have an adverse effect on PCT’s business operations, as well as PCT’s financial condition and results of operations.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of PCT prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, PCT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit
101	XBRL Document

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURECYCLE TECHNOLOGIES, INC.

By: /s/ Brad S. Kalter

Name: Brad S. Kalter

Title: General Counsel and Corporate Secretary

Date: October 4, 2021